EXHIBIT 5.1

[LETTERHEAD OF VINSON & ELKINS]

September 1, 2004

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Re:	Registration Statement on Form S-3 (Reg. No. 333-116926)

Ladies and Gentlemen:

We have acted as counsel for Blockbuster Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the 3,609,914 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Shares”), which Viacom Inc. (“Viacom”) intends to contribute to the Viacom Pension Plan and/or the CBS Combined Pension Plan. Pursuant to an amended and restated registration rights agreement entered into between Viacom and the Company, the Company has agreed to file the Registration Statement in order to facilitate the public resale from time to time of the Class A Shares by the Viacom Pension Plan and/or the CBS Combined Pension Plan.

In rendering the opinions set forth below, we have reviewed such certificates, documents and records as we have deemed relevant for the purposes of rendering such opinions. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions expressed below, we have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (d) the authenticity of all documents submitted to us as originals, and (e) the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that the Class A Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the Delaware General Corporation Law and we do not express any opinions as to the laws of any other state or jurisdiction.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of

September 1, 2004

the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered only to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.